EXHIBIT 10.3.1

LITHIA MOTORS, INC.

RSU DEFERRAL PLAN

A Sub-plan of the Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan

Effective January 1, 2012

Prepared by:
601 SW Second Avenue, Suite 2100
Portland, OR 97204
(503) 778-2149

TABLE OF CONTENTS

ARTICLE I PREAMBLE AND PURPOS		1
1.1.	Preamble	1
1.2.	Purpose	1
ARTICLE II DEFINITIONS AND CONSTRUCTION		1
2.1.	Definitions	1
2.2.	Construction	5
ARTICLE III PARTICIPATION AND FORFEITABILITY OF BENEFITS		5
3.1.	Eligibility and Participation	5
3.2.	Forfeitability of Benefits	5
ARTICLE IV DEFERRAL, SETTLEMENT, AND ACCOUNTING		6
4.1.	Deferral Election	6
4.2.	Maximum Permissible Election	6
4.3.	Timing of Deferral Election	6
4.4.	Elements of Deferral Election	6
4.5.	Timing of Settlement and Distribution of Deferred RSUs	6
4.6.	Elections are Irrevocable	7
4.7.	Election Conflicts	7
4.8.	Manner of Settlement	7
4.9.	Taxation of Settlement	7
4.10.	Establishment of Subaccount	7
4.11.	Provisional RSU Credits to Subaccount	8
ARTICLE V SETTLEMENT OF DEFERRED RSU AWARDS		8
5.1.	Timing of Settlement and Payment of Deferred RSU	8
5.2.	Amounts Settled and Paid under Deferral Election	8
ARTICLE VI TERMINATION EVENTS		9
6.1.	Timing of Settlement and Payment	9
6.2.	Settlement and Payment due to Plan Termination	9
6.3.	Terminating Events	9
ARTICLE VII SETTLEMENT LIMITATIONS		9
7.1.	Right to Deferral Subaccount	9
7.2.	Liability Limitation	10
7.3.	Legal Disability	10

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ARTICLE VIII FUNDING		10
8.1.	Funding	10
8.2.	Creditor Status	10
ARTICLE IX ADMINISTRATION		11
9.1.	Powers and Authority of the Company	11
9.2.	Plan Administrator	11
9.3.	Binding Effect of Decisions	12
9.4.	Indemnification	12
9.5.	Receipt and Release of Necessary Information	13
9.6.	Overpayment and Underpayment of Benefits	13
9.7.	Claims for Benefits	13
ARTICLE X OTHER BENEFIT PLANS OF THE COMPANY; BENEFICIARY DESIGNATION		14
10.1.	Other Plans	14
10.2.	Beneficiary	15
ARTICLE XI AMENDMENT AND TERMINATION OF THE PLAN		16
11.1.	Continuation	16
11.2.	Amendment of Plan	16
11.3.	Termination of Plan	16
ARTICLE XII MISCELLANEOUS		16
12.1.	Nonassignability	16
12.2.	Not a Contract of Employment	17
12.3.	Successors	17
12.4.	Entire Agreement	17
12.5.	Section 409A	17
12.6.	Furnishing Information	18

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LITHIA MOTORS, INC.
RSU DEFERRAL PLAN

ARTICLE I
PREAMBLE AND PURPOSE

1.1.
Preamble.  Lithia Motors, Inc. (the “Company”) hereby adopts the Lithia Motors, Inc. RSU Deferral Plan (the “Plan”) to permit participants in the Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan (the “2003 SIP”) to elect to defer the settlement of restricted stock units (“RSUs”) awarded to them under the 2003 SIP.  This Plan is intended to be a sub-plan under the 2003 SIP and any shares of Company stock settled pursuant to this Plan will consist of shares of stock issued under the 2003 SIP. Deferral elections made under this Plan shall constitute deferral elections within the meaning of Code section 409A (“Section 409A”) and will be construed and administered in accordance with such provisions.

1.2.
Purpose.  Through this Plan, the Company intends to permit the deferral of RSUs by members of its Board of Directors and certain other select management or highly compensated employees.  Accordingly, it is intended that this Plan will not constitute a “qualified plan” subject to the limitations of Code section 401(a), nor will it constitute a “funded plan,” for purposes of such requirements.  It also is intended that this Plan will be exempt from the participation and vesting requirements of Part 2 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  This Plan is a nonqualified deferred compensation plan and is intended that the Plan comply with the applicable requirements of Section 409A so that no amounts payable hereunder are subject to taxation under Section 409A.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1.
Definitions.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1.  The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.  Capitalized terms not herein defined shall have the meaning prescribed to such term under the 2003 SIP.

(a)	“Annual Election Period” means the end of the Plan Year prior to the Plan Year in which the Award is granted.

(b)	“Award” means an agreement to issue RSUs pursuant to the 2003 SIP.

(c)	“Award Proceeds” means the Common Stock that would be settled on the Award’s Original RSU Settlement Date but for a timely RSU Deferral Election that applies to the Award.

(d)	“Beneficiary” means the person, persons or entity (approved by the Committee) and entitled under Section 8.2 to receive any Plan benefits payable after a Participant’s death.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)
“Company” means Lithia Motors, Inc. and, unless the context requires otherwise, any successor or assignee of the Company by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise. As used in connection with either the term “Eligible Employee” or “Service,” it includes Subsidiaries of the Company.

(h)
“Committee” means the Compensation Committee of the Company’s Board. Where applicable, “Committee” also refers to any individual or entity to which the Committee has delegated authority to act with respect to the Plan.

(i)
The “Deferral Date” for any deferred Award Proceeds shall mean the Award’s Original RSU Settlement Date on which date the Award Proceeds have been deferred hereunder pursuant to an RSU Deferral Election. The Deferral Date is that date on which the Company shall credit such deferred amounts to a Subaccount pursuant to Section 3 herein.

(j)	“Deferred RSUs” shall mean the RSUs into which the deferred amounts credited to a Subaccount are delineated as of a Deferral Date pursuant to Section 4 herein.

(k)
“Deferred RSU Settlement Date” shall mean the date that Deferred RSUs in a Subaccount are settled in Common Stock and distributed to a Participant or Beneficiary; this date will be the Scheduled Distribution Date or, if so provided on the RSU Deferral Election Form governing the Deferred RSUs, an earlier Termination Date.

(l)	“Director” means an individual member of the Board who meets the requirements to be an “outside director” as that term is defined in Treas. Reg. 1.162-27(e)(3).

(m)	“Effective Date” means January 1, 2012, except as provided otherwise herein.

(n)
“Election Form” means the forms provided by the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes an RSU Deferral Election. Such Participant consent and elections may be done either in writing or on-line through an electronic signature.

(o)
“Initial Election Period” means, for any Eligible Employee or Director who first becomes an Eligible Person on or after the first day of the Plan Year ends on the day prior to the date on which an Award is granted to such Eligible Person.

(p)	“RSU Deferral Election” means an election to defer settlement of vested RSUs to a future Scheduled Distribution Date made pursuant to Section 4.2.

(q)
“RSU Deferral Election Form” shall mean a written notice to be completed by an Eligible Person and delivered to the Company indicating a desire to defer all or a portion of such Eligible Person’s Award Proceeds for an Award and setting forth the information described in subsection 2.3 herein (a form of which is attached hereto as Exhibit A), thus effectuating the Eligible Person’s RSU Deferral Election with respect to such Award.

(r)
“RSU Deferral Period” shall mean the period commencing on the applicable original scheduled vesting date for any particular Award, delineated in full one-year increments of at least two (2) years but not longer than ten (10) years, with respect to which a Participant has chosen to defer any portion of his or her Award Proceeds.

(s)	“Eligible Person” means each Eligible Employee or Director who is a participant in the 2003 SIP and who is (or will be) granted an RSU Award on or after January 1, 2012.

(t)
“Eligible Employee” means, for any Plan Year, any employee who: (1) holds a position at the Company at a “Director” level or higher and (2) has been designated by the Committee as eligible to participate in the Lithia Motors, Inc. Lithia Motors, Inc. Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

(u)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v)	“Original RSU Settlement Date” with respect to an Award means the date on which the Award would completely vest pursuant to the terms of the Award agreement and the 2003 SIP.

(w)	“Participant” means each Eligible Person who has made an RSU Deferral Election with respect to one or more Awards.

(x)	“Plan” means the Lithia Motors, Inc. RSU Deferral Plan as set forth herein and as the same may be amended from time to time.

(y)
“Plan Administrator” means the individual or entity appointed by the Committee to handle the day-to-day administration of the Plan, including but not limited to determining an Eligible Person’s eligibility to defer RSUs under the Plan, the number of such RSUs and complying with all applicable reporting and disclosure obligations imposed on the Plan. If the Committee does not appoint an individual or entity as Plan Administrator, the Committee will serve as the Plan Administrator.

(z)	“Plan Year” means the fiscal year of this Plan, which will commence on January 1 each year and end on December 31 of such year.

(aa)	“RSU” means a Restricted Stock Unit awarded under Article XI of the 2003 SIP.

(bb)
The “Scheduled Distribution Date,” with respect to any Participant’s deferred Award Proceeds for any Award, shall mean the date chosen by such Participant pursuant to Article IV hereof. Scheduled Distribution Date itself will be measured from the latest scheduled vesting date under the Award. For example, if a Participant elects a Scheduled Distribution Date of three (3) years with respect to an Award, and the Award agreement provides for graduated vesting over a four year period, the Scheduled Distribution Date shall be that date which is three (3) years from that date which is the fourth and final vesting year under the applicable Award agreement.

(cc)	A “Separation from Service” with respect to any Participant means a Participant’s “separation from service” within the meaning of Section 409A.

(dd)
“Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee of the Company or any of its Affiliates (excluding entities or organizations required to be aggregated pursuant to Code Section 414(m) or 414(o)), but only if the stock of the Company or any such Affiliates is publicly traded on an established securities market or otherwise on such date. A Participant is a “key employee” if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a “specified employee identification date.” If a Participant is a key employee as of December 31, the Participant shall be treated as a Specified Employee for the entire 12 month period beginning on the next following January 1.

(ee)	A “Subaccount” means one or more of the bookkeeping accounts maintained by the Company or its agent on behalf of a Participant, as described in more detail in Section 3.1.

(ff)
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(gg)	A “Terminating Event” shall mean an event described in section 6 hereof.

(hh)	A “Termination Date” shall mean the date of any Terminating Event.

(ii)	“2003 SIP” means the Lithia Motors, Inc. Amended and Restated 2003 Stock Incentive Plan, as amended from time to time.

2.2.
Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Oregon and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. The term “delivered to the Plan Administrator,” as used in this Plan, will include delivery to a person or persons designated by the Plan Administrator, as applicable, for the disbursement and the receipt of administrative forms. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of this Plan. The pronouns “he,” “him” and “his” used in the Plan will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

ARTICLE III
PARTICIPATION AND FORFEITABILITY OF BENEFITS

3.1.	Eligibility and Participation.

(a)
Determination of Eligibility. It is intended that eligibility to participate in the Plan will be limited to Eligible Persons, as determined by the Plan Administrator, in its sole and absolute discretion. An Eligible Person will become a Participant by completing an Election Form and making an RSU Deferral Election pursuant to Section 4.1. Eligibility to become a Participant for any Plan Year will not entitle an individual to continue as an Eligible Person for any subsequent Plan Year. For RSU Awards made in 2012, the RSU Deferral Election may be made in 2011 even though this Plan is adopted effective January 1, 2012.

(b)
Loss of Eligibility Status. A Participant under this Plan who separates from employment with the Company or its Subsidiaries, or who ceases to be a Director, or who transfers to an ineligible employment position will continue as an inactive Participant under this Plan until all RSUs deferred under the Plan have been settled.

3.2.
Forfeitability of Benefits. Except as provided in Section 5.1, from and after the Deferral Date, a Participant will at all times have a nonforfeitable right to RSUs deferred under this Plan and credited to his Subaccount. As provided in Section 6.2, however, each Participant will be only a general creditor of the Company with respect to the settlement of any RSUs deferred under this Plan. Moreover, and for the avoidance of doubt, any portion of an Award that is subject to an RSU Deferral Election but that is forfeited prior to the Deferral Date under the terms of the Award or the 2003 SIP will not be credited to a Participant’s Subaccount under this Plan.

ARTICLE IV
DEFERRAL, SETTLEMENT, AND ACCOUNTING

4.1.
Deferral Election.  With respect to Awards granted to an Eligible Person in a Plan Year, the Company shall inform each Eligible Person that he or she may make an RSU Deferral Election with respect to all or part of the Award Proceeds which may become payable for any such Award by an election made pursuant to this Plan and the maximum percentage of such Award Proceeds that may be voluntarily deferred hereunder.

4.2.
Maximum Permissible Election.  Subject to the maximum percentage established by the Company under subsection 4.1 herein, an Eligible Person may elect to defer all or any part of his or her Award Proceeds for a particular Award.

4.3.
Timing of Deferral Election.  Generally, an election to defer receipt of all or part of the Award Proceeds for a particular Award shall be made by completing and delivering an RSU Deferral Election Form to the Plan Administrator (i) no later than the end of the Annual Election Period or, for newly Eligible Persons, the Initial Election Period and (ii) at least one (1) year prior to the original vesting date with respect to such Award Proceeds. A Participant’s deferred Award Proceeds shall be automatically deferred and credited to a Subaccount on the Deferral Date following the original vesting date with respect to such Award Proceeds.

4.4.
Elements of Deferral Election.  Each RSU Deferral Election made pursuant to subsection 4.2 hereof shall state (a) the percentage of the Award Proceeds (subject to the maximum percentage established by the Company for each Participant for such Award) for such Award which a Participant elects to defer into a Subaccount established in the name of such Participant, (b) the length of the Deferral Period after which such deferred amount is to be settled and distributed, (c) the form of payment (e.g., as a single lump sum amount or in annual installments over a five (5) or ten (10) year period) and (d) if desired, the name of one or more Beneficiaries to whom the deferred amounts are to be distributed upon the Participant’s death.

4.5.
Timing of Settlement and Distribution of Deferred RSUs.  The settlement and distribution of any portion of the Award Proceeds that is voluntarily deferred pursuant to this Section 4 shall commence when and as provided on the RSU Deferral Election Form governing the Deferred RSUs on the specified Scheduled Distribution Date, unless settled and distributed earlier on account of a Terminating Event. Notwithstanding the foregoing to the contrary, where the settlement and distribution occurs prior to the Scheduled Distribution Date on account of the Participant’s Separation from Service, in the case of a Participant who is a Specified Employee as of his or her date of Separation from Service, all payments under this Section 4.5 to which the Participant is otherwise entitled during the first six (6) months following such Separation from Service shall be delayed until and paid on the first day of the seventh month following such Separation from Service Date (or, if earlier, the date of death of the Specified Employee).  The Participant’s Subaccounts shall continue to be deemed invested in Company Stock and delineated in Deferred RSUs through the date of actual settlement and distribution pursuant to this Section 4.5.

4.6.
Elections are Irrevocable.  Each RSU Deferral Election under subsection 4.2 hereof shall be irrevocable and, with respect to the portion of any Award Proceeds which a Participant elects to defer, the Participant shall have no right to settlement and distribution thereof otherwise than on account of a Scheduled Distribution Date or a Terminating Event.

4.7.
Election Conflicts.  Awards deferred pursuant to this Article IV will continue to be subject to the underlying Award agreement to the extent the terms of such agreement do not conflict with the terms of the Plan and the Participant’s RSU Deferral Election (e.g., the deferral and settlement provisions of this Plan, rather than the Award agreement, will govern the settlement of the RSUs).  For avoidance of doubt, if the Award agreement underlying the RSUs provides for the settlement of the RSUs upon a Corporate Transaction, then such provision will have no force or effect with respect to an Award deferred pursuant to this Section 4.1 and such Awards will be settled on the applicable Deferred RSU Settlement Date.  Additionally, any portion of an Award that is subject to an RSU Deferral Election but that is forfeited prior to the Deferral Date under the terms of the Award agreement or the 2003 SIP will not be credited to a Participant’s Subaccount under this Plan.

4.8.
Manner of Settlement.  Settlement of the Awards deferred pursuant to this Article IV will be made in Common Stock as provided under Section 5.2 as soon as practicable following the Deferred RSU Settlement Date, but no later than sixty (60) days following such Deferred RSU Settlement Date; provided, however, that in no event shall the Participant have the right to designate the taxable year in which settlement actually occurs.  Except as determined otherwise by the Plan Administrator pursuant to Section 5.1, if the Participant dies prior to the Scheduled Distribution Date, settlement of the Awards will be made under Section 10.2.

4.9.
Taxation of Settlement.  All amounts settled under this Plan will be taxable as ordinary income at the time of settlement and subject to appropriate withholding of income taxes.  The appropriate number of shares of Common Stock may be withheld to satisfy such withholding obligations pursuant to administrative procedures adopted by the Plan Administrator.

4.10.
Establishment of Subaccount.  Assuming a Participant who has made a timely RSU Deferral Election with respect to an Award subsequently meets the Award’s vesting requirements, effective immediately upon such original vesting date the Company shall establish, for bookkeeping purposes only, a separate Subaccount for each such Participant. A Participant’s deferred Award Proceeds attributable to each Award, minus any amount required to be withheld pursuant to Code section 3121(v) (“Section 3121(v)”), shall be provisionally credited to the appropriate Subaccount on the Deferral Date as of the applicable original vesting date. Deferred amounts shall be delineated in the form of Deferred RSUs, with each Deferred RSU having a value equal to the Fair Market Value of one share of Company Stock as of the Deferral Date. At the time of such provisional crediting, the Company may subtract from the amount to be credited the appropriate amount to be withheld for purposes of Section 3121(v) and shall remit an amount equal to such withholding amount to the appropriate taxing authorities in satisfaction of the requirements of Section 3121(v).

4.11.
Provisional RSU Credits to Subaccount.  Any part of the Award Proceeds which a Participant elects to defer under this Article IV and which is provisionally credited to a Subaccount established in the name of such Participant shall be deemed invested in Company Stock and delineated in Deferred RSUs. Each Deferred RSU shall appreciate or depreciate in value from the Deferral Date through the date on which the Deferred RSU is actually settled and distributed in the same manner and at the same rate as one share of Company Stock. Unless and until the RSUs are settled in Common Stock, no holder of a Deferred RSU shall have any dividend or voting rights with respect to Deferred RSUs held in his or her Subaccount.  Notwithstanding the foregoing to the contrary, Deferred RSUs shall be entitled to dividend equivalent rights if and as provided for under the underlying Award agreement.

ARTICLE V
SETTLEMENT OF DEFERRED RSU AWARDS

5.1.
Timing of Settlement and Payment of Deferred RSU.  The Deferred RSUs shall be settled and paid under Section 5.2 to the respective Participants, or their chosen Beneficiaries in the event of death on the applicable Deferred RSU Settlement Date set forth in a Participant’s RSU Deferral Election.  Moreover, in the event a Participant elects to have the Deferred RSUs paid in annual installments and the Participant dies, then the vested Deferred RSUs shall be paid as a single lump sum amount instead of installment payments, whether or not the installment payments had commenced prior to the Participant’s death.

5.2.
Amounts Settled and Paid under Deferral Election.  Deferred RSUs will be settled and distributed in shares of Company Stock on a one to one ratio. Any deferred amount settled and distributed hereunder is compensation income to the respective Participant and is subject to applicable tax withholding. The Company may deduct from any distribution hereunder an amount up to the minimum amount necessary to satisfy all federal, state and local taxes as required by law to be withheld with respect to such distribution. In addition or in the alternative, the Company may require a Participant to pay to the Company an amount up to the minimum amount necessary for the Company to satisfy all federal, state and local taxes as required by law to be withheld and in such event the Company may condition settlement and distribution on payment of such withholding amount and postpone distribution of the deferred amounts until such withholding amounts are paid to the Company by the Participant. Fractional Deferred RSUs, whether created through the crediting of dividend equivalents or as a result of tax withholding, shall be distributed in cash having a value equal to the value of the fractional Deferred RSU based on the Fair Market Value of the Company Stock on the date of distribution.

ARTICLE VI
TERMINATION EVENTS

6.1.
Timing of Settlement and Payment. If pursuant to an applicable RSU Deferral Election Form governing the Deferred RSUs, the Deferred RSUs become payable on account of a Terminating Event, then within the 90-day period following the Termination Date with respect to a Terminating Event, the corresponding amount attributable to Deferred RSUs credited to a Participant’s Subaccounts established hereunder shall be settled and distributed as provided in Section 5.2 except that in no event shall the Participant have the right to designate the taxable year of the payment.

6.2.
Settlement and Payment due to Plan Termination. Notwithstanding anything in an RSU Deferral Election form to the contrary, the termination and liquidation of the Plan shall be a Terminating Event with respect to all Subaccounts. In such an event, amounts attributable to Deferred RSUs credited to all Subaccounts shall be settled and distributed to Participants at such time as shall be determined by the Administrator pursuant to Treasury Regulation section 1.409A-3(j)(4)(ix).

6.3.	Terminating Events. The following events shall constitute Terminating Events with respect to each individual Subaccount maintained in the name of a Participant:

(a)	The death of the Participant;

(b)	The Participant’s Separation from Service with the Company; or

(c)
The presentation by any Participant to the Board of Directors of the Company of satisfactory evidence of a final determination by a court of competent jurisdiction from which no appeal is or can be taken, or, in the event that no litigation is pursued, the final determination by the United States Internal Revenue Service, or analogous taxing authority of another jurisdiction, that all or a portion of such Subaccount is currently taxable or taxable in any prior year to the Participant, or a change in the tax laws of the United States, or any other applicable jurisdiction, having the same effect (but only the amount necessary to cover any such taxes, penalties and/or interest due to the applicable taxing authority shall be distributed; provided, however, that an event described in this Section 6.3(c) shall be a Terminating Event only if permitted under Treasury Regulation section 1.409A-3(j)(4)(iv), (vii), or (xi).

ARTICLE VII
SETTLEMENT LIMITATIONS

7.1.
Right to Deferral Subaccount.  No Participant shall have any property interest whatsoever in any Subaccount. Nothing contained herein and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Participant and the Company. Any amounts which may be set aside by the Company for the purpose of satisfying the Company’s obligations hereunder shall continue for all purposes to be a part of the general assets of the Company and subject to the claims of its general creditors, and no person other than the Company shall have, by virtue of the provisions of this Plan, any interest in such amounts. To the extent that a Participant acquires a right to receive a distribution of Deferred RSUs, such right shall create no right of action by the Participant against the Company greater than the right of any unsecured general creditor of the Company.

7.2.
Liability Limitation. Notwithstanding any provision to the contrary contained herein, no provision in this Plan shall create or be construed to create any claim, right or cause of action against the Company arising from any diminution in the value of any of the Subaccounts in connection with the deemed investment of such Subaccount in accordance with Section 4 hereof. The liability of the Company under this Plan shall be limited to the value of each of the Subaccounts as computed in accordance with Section 4 hereof.

7.3.
Legal Disability. If a person entitled to settlement of Deferred RSUs under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such settlement to his own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Company or payor of the RSUs to make any such settlement in any one or more of the following ways:

(a)	Directly to such person;

(b)	To his legal guardian or conservator; or

(c)	To his spouse or to any person charged with the duty of his support, to be expended for his benefit and/or that of his dependents.

The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

ARTICLE VIII
FUNDING

8.1.
Funding.  The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.  Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

8.2.
Creditor Status.  Participants and their Beneficiaries, heirs, successors and assigns (including any alternate payees under qualified domestic relations orders (as defined in Code Section 414(p)(1)(B)) shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be beneficiaries of, or have any rights, claims or interests in, any property or asset which may be acquired by the Company.  Assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries, heirs, successors or assigns (including any alternate payees), or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan.  Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company.  The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

ARTICLE IX
ADMINISTRATION

9.1.	Powers and Authority of the Company. The Company, acting through the Board, has the following absolute powers and authority under the Plan:

(a)	To amend or terminate the Plan, at any time and for any reason (subject to the requirements of Section 9.3);

(b)	To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)
To set aside funds to assist the Company (or any participating Affiliate) to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)	To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(e)	To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(f)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.

9.2.
Plan Administrator.  The Committee is the Plan Administrator.  All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in Section 7.7.  The Company intends the Plan and all amounts deferred thereunder to meet the requirements of Section 409A.  The Plan Administrator shall interpret the Plan in such a way as to meet such requirements.  The Plan Administrator has the following powers and authority under the Plan:

(a)
In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(b)
To carry out day-to-day administration of the Plan, including notifying individuals of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing RSU Deferral Elections, providing Participants with statements of Subaccount and approving and processing changes in the time and/or form of distributions;

(c)	To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Plan Administrator to do so;

(d)
To prepare forms necessary for the administration of the Plan, including Participation Elections, Beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

(e)	To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

(f)	To negotiate and document agreements with Plan service providers;

(g)	To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel, as well as to amend the Plan’s claims rules;

(h)	To work with Plan service providers to ensure the effective administration of the Plan; and

(i)
To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Plan Administrator.

9.3.
Binding Effect of Decisions. The finding, decision, determination or action of the Plan Administrator or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan unless determined, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Plan Administrator or its delegate shall be disturbed unless the Plan Administrator or its delegate has acted in an arbitrary and capricious manner.

9.4.
Indemnification. The Company shall indemnify and hold harmless the Board, the Plan Administrator, the Committee and any officers or employees of the Company and its Affiliates to which Plan responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys’ fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.

9.5.
Receipt and Release of Necessary Information.  Any Participant claiming the right to the settlement of RSUs under this Plan will furnish to the Plan Administrator such information as may be necessary to determine eligibility for and the number of RSUs subject to settlement, as a condition of claiming and receiving such settlement.

9.6.
Overpayment and Underpayment of Benefits.  The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the correction of any error in settling RSUs.  If a Participant’s RSU settlement is less than it should have been (i.e., an under settlement), the Plan Administrator will direct that settlement be made as soon as practicable to make up for the under settlement.  If a Participant’s RSU settlement is more than it should have been (i.e., an over settlement), for whatever reason, the Plan Administrator may, in its sole and absolute discretion, (a) withhold payment of any further RSU settlements under the Plan until the over settlement has been collected; or (b) may require repayment of RSUs settled under this Plan without regard to further benefits to which the Participant may be entitled.

9.7.	Claims for Benefits.

(a)
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

(b)	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i)	That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)
That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(A)	The specific reason(s) for the denial of the claim, or any part of it;

(B)	Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(D)	An explanation of the claim review procedure set forth in Section 12.3 below.

(c)
Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i)	May review pertinent documents;

(ii)	May submit written comments or other documents; and/or

(iii)	May request a hearing, which the Committee, in its sole discretion, may grant.

(d)
Decision on Review.  The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)	Specific reasons for the decision;

(ii)	Specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	Such other matters as the Committee deems relevant.

(e)
Legal Action.  A Claimant’s compliance with the foregoing provisions of this Section 7.7 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any such legal action must be taken within twelve (12) months of the date of the Committee’s final denial on review; otherwise, it is time-barred.

ARTICLE X
OTHER BENEFIT PLANS OF THE COMPANY; BENEFICIARY DESIGNATION

10.1.
Other Plans.  Nothing contained in this Plan will prevent a Participant prior to his death, or a Participant’s spouse or other Beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Company, or which would otherwise be payable or distributable to him, his surviving spouse or Beneficiary under any plan or policy of the Company or otherwise. Nothing in this Plan will be construed as preventing the Company or any of its Subsidiaries from establishing any other or different plans providing for current or deferred compensation for employees and/or Directors. Unless otherwise specifically provided in any plan of the Company intended to “qualify” under section 401 of the Code, RSU Deferrals made under this Plan will not constitute earnings or compensation for purposes of determining contributions or benefits under such qualified plan.

10.2.
Beneficiary.   Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as, or different from, the Beneficiary designated under any other plan of the Company or an Affiliate in which the Participant participates.

(a)
Beneficiary Designation Form. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time-to-time. Upon acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

(b)	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Committee or its designated agent.

(c)
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this Section 8.2 or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

(d)
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

(e)
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant.

ARTICLE XI
AMENDMENT AND TERMINATION OF THE PLAN

11.1.	Continuation. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to settle RSUs deferred under this Plan as described herein.

11.2.
Amendment of Plan.  Generally, the Company shall amend the Plan by action of the Board.  However, the Committee may approve amendments to the Plan, without prior approval or subsequent ratification by the Board, if the amendment (i) does not significantly change the benefits provided under the Plan (except as required by a change in applicable law); (ii) does not significantly increase the costs of the Plan; and (iii) is intended to enable the Plan to remain in compliance with the requirements of the Code, ERISA, or other applicable law, to facilitate administration of the Plan, or to improve the operation of the Plan.  A duly authorized officer of the Company shall execute the amendment, evidencing the Company’s adoption of the amendment.

11.3.	Termination of Plan. The Company, acting through its Board may, at any time, partially or completely, terminate the Plan.

(a)
Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Participation Elections. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Participation Elections entered into prior to the effective date of such partial termination.

(b)
Complete Termination. The Board may completely terminate the Plan by instructing the Plan Administrator not to accept any additional Participation Elections, and by terminating all ongoing Participation Elections. If such a complete termination occurs, the Plan shall cease to operate and all Accounts and Subaccounts will be distributed to Participants at the time(s) and in the form(s) elected by the Participants in such Participants’ RSU Deferral Elections (or upon an earlier Terminating Event if so provided under the applicable RSU Deferral Election Form) unless the Board directs that distributions occur sooner in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix).

ARTICLE XII
MISCELLANEOUS

12.1.
Nonassignability. Except as required below, neither a Participant nor any other person shall, other than by will or the laws of descent and distribution, have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. Except as the Plan Administrator determines is otherwise required by law or order of a court of competent jurisdiction, including a domestic relations order (as defined in Code Section 414(p)(1)(B)), no part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. To the extent and under such terms and conditions as determined by the Plan Administrator, a Participant may assign or transfer an RSU deferred under this Plan (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders, (iv) for charitable donations or (v) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Plan and the underlying Award agreement relating to the transferred RSU and will be required to execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant will remain bound by the terms and conditions of the Plan. The Company will cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.2.
Not a Contract of Employment. The Plan shall not constitute a contract of employment between the Company and the Participant, nor does it entitle a Participant who is a Director to remain on the Board. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company in any capacity or to interfere with the right of the Company to discipline or discharge a Participant at any time.

12.3.
Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, its Affiliates, and their successors and assigns. The term “successors” as used herein shall include any corporation or other business entity, which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and the successors of any such corporation or other business entity.

12.4.
Entire Agreement. The Plan document represents the entire agreement between the Company and any Participant in the Plan. The Plan supersedes any and all prior agreements between the Company and any Participant, whether such agreement or agreements were written or oral. Any amendment or modification to the terms of the Plan must be in writing and signed by an authorized officer of the Company. No RSU Deferral Election shall in any way amend, modify, alter or revise the Plan. In the event the terms of an RSU Deferral Election conflict with the terms of the Plan, the terms of the Plan shall be controlling.

12.5.
Section 409A. The Plan is intended to comply with the requirements of Section 409A (including accompanying regulations and current IRS guidance) or, to the extent possible, to be exempt from the requirements of Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. 1.409A-1(b)(4) or otherwise. To the extent Section 409A applies to the Plan or to any Participant Subaccounts, it is intended that the Plan and any such Subaccounts comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. The Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Section 409A and any official guidance issued thereunder. The Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with Section 409A (or to be exempt from the requirements of Section 409A) and to avoid or mitigate the imposition of additional taxes under Section 409A. Moreover, and notwithstanding any provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole and complete discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan so that the Plan qualifies for exemption from, or complies with, the requirements of Section 409A. None of the Company, the Board or the Committee (i) make any representations that the Plan qualifies for exemption from or complies with Section 409A or (ii) make any undertaking to preclude Section 409A from applying to the Plan; no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Participant or any other individual to the Company or any of its affiliates, employees or agents. Moreover, for purposes of applying the provisions of Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan shall be treated as a separate payment.

12.6.
Furnishing Information. A Participant, or his or her Beneficiary, will cooperate with the Plan Administrator by furnishing any, and all information, requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Committee may deem necessary.

IN WITNESS WHEREOF, this Lithia Motors, Inc. RSU Deferral Plan has been executed pursuant to proper authority on this 27th day of December, 2011, effective January 1, 2012.

LITHIA MOTORS, INC.

By:	/s/ Christopher Holzshu
Christopher Holzshu

EXHIBIT A

FORM OF RSU DEFERRAL ELECTION AGREEMENT